Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MoneyGram International, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Update (ASU) 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Dallas, Texas

April 8, 2021